UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 26, 2016

VIRTUAL PIGGY, INC.
(Exact name of Registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	0-53944 (Commission File Number)	35-2327649 (I.R.S. Employer Identification No.)

265 Sunrise Boulevard, Palm Beach, FL 33480
(Address of principal executive offices, including zip code)

(917) 216-3740
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

New Secured Note Financing

On August 26, 2016, Virtual Piggy, Inc. (the “Company”), pursuant to a Securities Purchase Agreement (the “Purchase Agreement”), issued $600,000 aggregate principal amount of its 3.5% Secured Convertible Promissory Notes due June 30, 2018 (the “New Secured Notes”) to certain accredited investors (the “Investors”), which include a purchase of $100,000 of New Secured Notes by Kirk Bradley, a member of the Company’s Board of Directors (the “New Secured Note Offering”).  The aggregate consideration provided in the New Secured Note Offering consisted of $300,000 in cash and the exchange of $300,000 outstanding principal amount of 10% Secured Convertible Promissory Notes due March 6, 2017 (the “Prior Secured Notes”) for New Secured Notes.

The New Secured Notes are convertible by the holders, at any time, into shares of the Company’s newly authorized Series C Cumulative Convertible Preferred Stock (“Series C Preferred Stock”) at a conversion price of $90.00 per share, subject to adjustment for stock splits, stock dividends and similar transactions with respect to the Series C Preferred Stock only.  Each share of Series C Preferred Stock is currently convertible into 100 shares of the Company’s common stock at a current conversion price of $0.90 per share, subject to full ratchet anti-dilution adjustment for one year and weighted average anti-dilution adjustment thereafter, as described in the Certificate of Designation of the Series C Preferred Stock.  Upon a liquidation event, the Company shall first pay to the holders of the Series C Preferred Stock, on a pari passu basis with the holders of the Company’s outstanding Series A Preferred Stock and Series B Preferred Stock, an amount per share equal to 700% of the conversion price (i.e., $630.00 per share of Series C Preferred Stock), plus all accrued and unpaid dividends on each share of Series C Preferred Stock (the “Series C Preference Amount”).  The Series C Preference Amount shall be paid prior and in preference to payment of any amounts to the Common Stock.  After the payment of all preferential amounts required to be paid to the holders of shares of Series C Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and any additional senior preferred stock, the Series C Preferred Stock participates in further distributions subject to an aggregate cap of seven and one-half times (7.5x) the original issue price thereof, plus all accrued and unpaid dividends.

In addition, the Company entered into an Amended and Restated Security Agreement by and among the Company, the Investors, the holders of the Company’s outstanding 10% Secured Convertible Promissory Notes due March 6, 2017 (the “Prior Secured Notes”) and a collateral agent acting on behalf of the Investors and holders of the Prior Secured Notes (the “Security Agreement”).  Pursuant to the Security Agreement, the New Secured Notes are secured, pari passu with the Prior Secured Notes, by a lien against substantially all of the Company’s business assets.

Pursuant to the Purchase Agreement, the Company also granted piggyback registration rights to the holders of the Series C Preferred Stock upon a conversion of the New Secured Notes.

Exchange of Unsecured Notes

In conjunction with the New Secured Note Offering, the Company agreed to enter into a Note Exchange Agreement with the holders of its outstanding unsecured promissory notes in the aggregate principal amount of $1,685,000 (the “Unsecured Notes”) pursuant to which the Unsecured Notes, plus any accrued interest and fees thereon, were exchanged for Prior Secured Notes, on a dollar-for-dollar basis (representing, an aggregate principal amount of newly issued Prior Secured Notes of $1,885,571).  Kirk Bradley, a director of the Company, was the holder of $50,000 principal amount of Unsecured Notes, which were exchanged for $51,164.00 of principal amount of Prior Secured Notes, of which $50,000 was then exchanged for New Secured Notes.

The descriptions of the Series C Preferred Stock, the Purchase Agreement, the New Secured Notes, the Security Agreement, and Note Exchange Agreement as set forth herein do not purport to be complete and are qualified in their entirety by the provisions of the forms of Certificate of Designation of Preferences, Rights and Limitations of Series C Cumulative Convertible Preferred Stock, Purchase Agreement, the New Secured Notes, the Security Agreement and the Note Exchange Agreement, copies of which are attached hereto as Exhibits 3.1, 10.1, 10.2, 10.3 and 10.4, respectively, and are incorporated herein by reference.

ITEM 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 26, 2016, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Series C Cumulative Convertible Preferred Stock with the Delaware Secretary of State, authorizing the issuance of the Series C Preferred Stock.  The information set forth above under Item 2.03 above with respect to the description of the Series C Preferred Stock is hereby incorporated by reference into this Item 5.03.

ITEM 9.01.  Financial Statements and Exhibits.

(d)          Exhibits – The following exhibits are filed as part of this report:

Exhibit No.          Description of Exhibit

3.1	Certificate of Designation of Preferences, Rights and Limitations of Series C Cumulative Convertible Preferred Stock
10.1	Form of Securities Purchase Agreement
10.2	Form of Secured Convertible Promissory Note
10.3	Form of Amended and Restated Security Agreement
10.4	Form of Note Exchange Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTUAL PIGGY, INC.

Date: August 29, 2016	By:	/s/ Scott McPherson
Scott McPherson
Chief Financial Officer